As filed with the Securities and Exchange Commission on January 4, 2018

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOSYS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3674 (Primary Standard Industrial Classification Code Number)	77-0291941 (I.R.S. Employer Identification No.)

2309 Bering Drive

San Jose, California 95131

(408) 418-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leonard Perham

Chief Executive Officer and President

MoSys, Inc.

2309 Bering Drive

San Jose, CA 95131

(408) 418‑7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Alan B. Kalin

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

(650) 233-4048

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated Filer ☐
(Do not check if a smaller reporting company)
Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount To be Registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock, par value $0.001 per share, underlying common stock purchase warrants	662,500	$2.35	$1,556,875	193.83
(1)

There are being registered pursuant to this registration statement such shares of common stock and such amount of warrants to purchase shares of common stock as may be offered from time to time pursuant to the prospectus contained in the registration statement. The securities registered hereunder may be sold separately, together or as units. These contracts would be issued together with securities registered hereunder. There are also being registered hereunder an indeterminate amount or number of shares of the securities as may be issuable upon conversion or exchange of warrants or pursuant to antidilution provisions thereof.

(2)	Calculated pursuant to Rule 457(c) and (h)(1) of the regulations under the Securities Act of 1933, as amended (the “Securities Act”) based on the price at which the warrants may be exercised.
(3)	Calculated pursuant to Rule 457(o) of the regulations under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 4, 2018

PROSPECTUS

662,500 Shares of Common Stock

Issuable upon Exercise of Outstanding Warrants

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” of up to 662,500 shares of our common stock, par value $0.001 per share, issuable upon exercise of outstanding common stock purchase warrants issued in a private placement transaction on July 6, 2017. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We will receive proceeds from the cash exercise of the warrants, which, if exercised in cash with respect to all of the 662,500 shares of common stock, would result in gross proceeds of approximately $1,556,875 to us before commissions and expenses. The selling stockholders will bear all commissions and discounts, if any, attributable to the resale of the shares.

The selling stockholders may sell the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Our common stock is listed on The NASDAQ Capital Market under the symbol “MOSY.” On January 3, 2017, the last reported closing sale price of our common stock on The NASDAQ Capital Market was $1.25 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS.

SEE “RISK FACTORS” ON PAGE 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2018.

 In this prospectus, “MoSys,” “we,” “us,” and “our” refer to MoSys, Inc. and its subsidiaries.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus on a later date.

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of up to 662,500 shares of our comment stock, par value $0.001 per share, issuable upon exercise of outstanding common stock purchase warrants, or the warrants, issued in a private placement transaction on July 6, 2017. On January 6, 2018,  662,500 shares of common stock will become exercisable by the selling stockholders. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

This prospectus is part of a registration statement on Form S‑1 that we filed with the Securities and Exchange Commission, or SEC. It omits some of the information contained in the registration statement and reference is made to the registration statement, as well as other documents we have filed with the SEC that have been incorporated by reference, for further information with regard to us and the securities being offered by the selling stockholders. Any statement contained in the prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance, reference is made to the copy of the document filed.

You should read this prospectus, any documents that we incorporate by reference in this prospectus and the registration statement, and the additional information described below under “Where You Can Find Additional Information” and “Information Incorporated by Reference” before making an investment decision.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those incorporated by reference under “Risk Factors” below.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or similar terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors incorporated by reference under the heading “Risk Factors” below and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technology, our strategy and competition.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus may not occur.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the matters discussed under the heading “Risk Factors” in this prospectus.

Our Company

We are a fabless semiconductor company focused on the development and sale of integrated circuits, or ICs, for the high-speed networking, communications, storage and data center markets. Our solutions deliver time-to-market, performance, power, area and economic benefits for system original equipment manufacturers, or OEMs. Our principal product line and source of substantially all of our revenue is the Bandwidth Engine® product family. Bandwidth Engine ICs combine our proprietary 1T-SRAM® high-density embedded memory, integrated macro functions and high-speed serial interface, or SerDes, I/O, with our intelligent access technology and a highly efficient interface protocol. Historically, our primary business was the design, development, marketing, sale and support of differentiated intellectual property, or IP, including embedded memory and high-speed parallel and SerDes I/O used in advanced systems-on-chips, or SoCs.

Our future success and ability to achieve and maintain profitability are dependent on the marketing and sales of our Bandwidth Engine IC products into networking, communications and other markets requiring high-bandwidth memory access.

We incurred a net loss of $10.1 million for the nine month period ended September 30, 2017 and had an accumulated deficit of $224.2 million as of September 30, 2017. In addition, we incurred net losses of approximately $32.0 million and $31.5 million for the years ended December 31, 2016 and 2015, respectively. These and prior year losses have resulted in significant negative cash flows for almost a decade and have required us to raise substantial amounts of additional capital during this period. To date, we have primarily financed our operations through multiple offerings of common stock to investors and affiliates, as well as asset sale transactions.

In March 2016, we entered into a 10% Senior Secured Convertible Note Purchase Agreement with the purchasers of $8.0 million principal amount of 10% Senior Secured Convertible Notes due August 15, 2018 (the "Notes"), at par, in a private placement transaction. The Notes bear interest at the annual rate of 10%. Accrued interest is payable semi-annually in cash or in-kind through the issuance of identical new Notes, or with a combination of the two, at our option. Since issuance of the Notes, we have made the interest payments in-kind through the issuance of additional notes totaling approximately $1.2 million. Further, the Notes restrict our ability to incur any indebtedness for borrowed money, unless such indebtedness by its terms is expressly subordinated to the Notes in right of payment and to the security interest of the Note holder(s) in respect to the priority and enforcement of any security interest in our property securing such new debt; provided that the Note holder(s) security interest and cash payment rights under the Notes shall be subordinate to a maximum of $5 million of indebtedness for a secured accounts receivable line of credit facility under certain conditions.

We expect to continue to incur operating losses for the foreseeable future as we secure customers for and continue to invest in the commercialization of our Bandwidth Engine IC products. We will need to increase revenues substantially beyond levels that we have attained in the past in order to generate sustainable operating profit and sufficient cash flows to continue doing business without raising additional capital from time to time. As a result of our expected operating losses and cash burn for the foreseeable future, recurring losses from operations, and the need to repay the Notes and accrued interest in 2018, if we are unable to raise sufficient capital through additional debt or equity arrangements, there will be uncertainty regarding our ability to maintain liquidity sufficient to operate our business effectively, which raises substantial doubt as to our ability to continue as a going concern. There can be no assurance that such additional capital, whether in the form of debt or equity financing, will be sufficient or available and, if available, that such capital will be offered on terms and conditions acceptable to us. We are primarily focusing our resources on producing and selling our existing products, and have substantially curtailed new product development. If we are unsuccessful in these efforts, we will need to implement additional cost reduction strategies, which could further affect our near- and long-term business plan. These efforts may include, but are not limited to, further reducing headcount and curtailing business activities.

The address and phone number of our principal executive offices are MoSys, Inc., 2309 Bering Drive, San Jose, CA 95131, (408) 418‑7500.

Our Strategy

Our primary business objective is to be an IP-rich fabless semiconductor company offering ICs that deliver unparalleled bandwidth performance for next generation data center, networking and communications systems.

Our Business

Bandwidth Engine

The Bandwidth Engine is a memory-dominated IC that has been designed to be a high-performance companion IC to packet processors. While the Bandwidth Engine primarily functions as a memory device with a high-performance and high-efficiency interface, it also can accelerate certain processing operations by serving as a co-processor element. Our Bandwidth Engine ICs combine: (1) our proprietary high-density, high-speed, low latency embedded memory, (2) our SerDes, (3) an open-standard interface protocol and (4) intelligent access technology. We believe an IC combining our 1T-SRAM memory and serial I/O with logic and other intelligence functions provides a system-level solution and significantly improves overall system performance at lower cost, size and power consumption. Our Bandwidth Engine ICs can provide up to and over 4.5 billion memory accesses per second, which is more than twice the performance of current memory-based solutions. They also can enable system designers to significantly narrow the gap between processor and memory IC performance. Customers that design Bandwidth Engine ICs onto the line cards in their networking systems will re-architect their systems at the line-card level and use our product to replace traditional memory solutions. When compared with existing commercially available solutions, our Bandwidth Engine ICs may:

•	provide up to four times the performance;
•	reduce power by approximately 50%;
•	reduce cost by greater than 50%; and
•	result in a dramatic reduction in IC pin counts on the line card.

Our first generation Bandwidth Engine IC, or BE1, products contain 576 megabytes, or MB, of memory and use a serial I/O with up to 16 lanes operating at up to 10.3 Gbps per lane. Variations of the BE1 can have up to two interface ports, with up to eight serial receiver and eight serial transmitter lanes per port for a total of 16 lanes of 10.3 Gbps SerDes interface. These ICs include an arithmetic logic unit, which can perform read-modify-write operations. We have been shipping our BE1 products since 2012. We have notified customers, however, that we intend to discontinue our BE1 products. We expect to complete final shipments of our BE1 products by the end of 2018.

Our second generation Bandwidth Engine IC, BE2, products contain 576 MB of memory and use serial I/O with up to 16 lanes operating at up to 15 Gbps per lane. In addition to a speed improvement of up to 50%, the architecture enables several family member parts with added specialized features. To date, we have announced three unique devices in this product family:

•	MSR620 with burst features optimized for oversubscription buffer applications;
•	MSR720 with a write cache and memory coherency capability that allows for deterministic look-ups optimized for state and queue type applications; and
•	MSR820 with increased intelligence for lookup, metering and statistics applications by adding dual counters, atomic and extensive metering functions.

We have been shipping our BE2 products since 2013. These products represented the majority of our revenues in 2016. We expect our BE2 products to represent the majority of our revenues for the foreseeable future.

Our third generation Bandwidth Engine IC, or BE3, products contain 1152 MB of memory and use serial I/O with up to 16 lanes operating at up to 30 Gbps per lane. BE3 targets support for packet-processing applications with up to five billion memory single word accesses per second, as well as burst mode to enable full duplex buffering up to 400Gbps for ingress, egress and oversubscription applications. To date, we have announced three unique devices in this product family:

•	MSR630 enables high rate lookup or high-performance buffer capabilities; and
•	MSR830 offers additional offload capabilities for functions such as statistics and metering to increase performance and add features for next-generation networking and communications equipment; and
•

MSRZ30 builds upon the capabilities and performance of the MSR830, with data rates, interface protocol and data structures that are optimized for the EZchip NPS‑400 network processing unit, or NPU, and can increase memory bandwidth by up to 50%.

We commenced sampling of our BE3 products in 2016, and expect to qualify these products for mass production in the first half of 2018. We do not have a current estimate of the timing for significant revenues from our BE3 products.

IP Licensing and Distribution

Historically, we offered our memory and I/O technologies on a worldwide basis to semiconductor companies, electronic product manufacturers, foundries, intellectual property companies and design companies through product development, technology licensing and joint marketing relationships. We licensed our IP technology to semiconductor companies who incorporated our technology into ICs that they sold to their customers. As a result of the change in our corporate strategy, since early 2012, our IP licensing activities have been limited, and we expect this to continue. However, for the nine months ended September 30, 2017 and the year ended December 31, 2016, approximately 15% and 24%, respectively, of our total revenues were generated from licensing and royalties related to our existing licensing arrangements, as we continued to perform and deliver under outstanding license agreements and collect royalties from 1T- SRAM licensees. To date, we have completed our performance obligations under our existing licensing agreements, and we expect licensing and royalty revenues to be minimal in future years.

Description of the Private Placement of Warrants

On  June 30, 2017, we entered into a Securities Purchase Agreement (the “Purchase Agreement”), with participating investors, who are the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” pursuant to which we sold and issued, in a registered direct offering, an aggregate of 1,325,000 shares of our common stock at an offering price of $1.70 per share (the “Shares”) on July 6, 2017. In addition, pursuant to the Purchase Agreement, we agreed to sell and issue a warrant to purchase one half of a share of the Common Stock for each share purchased for cash in the offering pursuant to Common Stock Purchase Warrants, or the warrants, to purchase 662,500 shares of our common stock.

The warrants have an exercise price of $2.35 per share of our common stock, may be exercised from time to time beginning January 6, 2018 (the “Initial Exercise Date”), and at any time thereafter up to the date that is five years from the date when first exercisable, at which time any unexercised warrants will expire and cease to be exercisable. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available, the holder may exercise the warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or on election of the holder, 9.99%) of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

The initial exercise price per share of common stock purchasable upon exercise of the warrants is $2.35 per share of common stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

In the event of a fundamental transaction, as described in the warrants, which generally includes any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

We filed the registration statement on Form S‑1, of which this prospectus is a part, to fulfill our obligation under the Purchase Agreement to provide for the resale by these investors of up to 662,500 shares of common stock issuable upon exercise of the warrants. We agreed to use commercially reasonable efforts to cause such registration statement to become effective 181 days following the date of issuance of the warrants  (July 6, 2017) and to keep such registration statement effective at all times until (a) the warrant shares are sold under such registration statement or pursuant to Rule 144 under the Securities Act, (b) the warrant shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 under the Securities Act, and (c) the five-year anniversary of the Initial Exercise Date, whichever is the earliest to occur.

The Offering

Shares of common stock offered by the selling stockholders:	662,500 shares of common stock issuable upon exercise of the outstanding common stock purchase warrants.

Shares of common stock outstanding before this offering:	8,067,635

Shares of common stock outstanding after completion of this offering, assuming full exercise of the common stock purchase warrants:	8,730,135

Terms of the Offering:

The selling stockholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Use of Proceeds:

All proceeds from the sale of shares of common stock issuable upon exercise of the outstanding common stock purchase warrants will be for the account of the selling stockholders. We will not receive any proceeds from the sale of common stock offered pursuant to this prospectus. However, we will receive proceeds upon any cash exercise of the common stock purchase warrants. See the section titled “Use of Proceeds” in this prospectus.

NASDAQ Capital Market symbol:	MOSY

Trading:

Our shares of common stock currently trade on The NASDAQ Capital Market. There is no established trading market for the common stock purchase warrants and we do not intend to list the common stock purchase warrants on any exchange or other trading system.

Risk Factors:

Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” below and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

The number of shares of our common stock shown above to be outstanding immediately before and after this offering is based on 8,067,635 shares outstanding as of December 31, 2017, and excludes, as of such date:

•	1,021,102 shares of common stock issuable upon conversion of the 10% Subordinate Senior Secured Convertible Notes due August 15, 2018;
•	72,759 shares of common stock issuable upon exercise of outstanding exercisable stock options with a weighted average exercise price of approximately $10.55 per share;
•	234,685 shares of common stock issuable upon exercise of outstanding stock options that are not exercisable;
•	376,490 shares of common stock issuable upon vesting of restricted stock units;
•	231,185 shares of common stock available for future issuance under our equity incentive plans;
•	146,712 shares of common stock available for sale under our employee stock purchase plan; and
•	662,500 shares of common stock issuable upon exercise of the Warrants.

RISK FACTORS

An investment in our common stock is risky. Prior to making a decision about investing in our common stock, you should carefully consider the specific risks discussed in our other filings with the SEC, which are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, any applicable prospectus supplement, or otherwise incorporated by reference in this prospectus. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in the applicable prospectus supplement or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose part or all of your investment.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares. We will receive proceeds from the cash exercise of the warrants which, if exercised in cash with respect to all of the 662,500 shares of common stock, would result in gross proceeds of $1,556,875 to us before commissions and expenses. We intend to use the net proceeds, if any, received from the exercise of the warrants for working capital and other general corporate purposes.

MARKET INFORMATION FOR OUR COMMON STOCK

The following table sets forth the high and low reported closing sale prices on the NASDAQ Capital Market for the periods indicated:

	High	Low
2017 (THROUGH DECEMBER 31, 2017)
First Quarter (January 1 – March 31, 2017)	$4.32	$2.00
Second Quarter (April 1 – June 30, 2017)	$2.70	$0.64
Third Quarter (July 1 – September 30, 2017)	$1.81	$0.89
Fourth Quarter (October 1 – December 31, 2017)	$1.45	$0.64

Dividend Policy

We have never declared or paid any cash dividends on our common stock and do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance operations. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and other factors that our board of directors may deem relevant.

Holders of Record

As of December 31, 2017, there were approximately 16 holders of record of our common stock. The actual number of stockholders is greater than this number of record stockholders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of stockholders of record also does not include stockholders whose shares may be held in trust by other entities.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and provisions of our certificate of incorporation and bylaws is a summary only and not a complete description.

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share

Common Stock

As of December 31, 2017,  8,067,635 shares of our common stock were outstanding and held of record by 16 stockholders. Each holder of our common stock is entitled to—

•	one vote per share on all matters submitted to a vote of the stockholders;
•	dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to the rights of any preferred stock that may be outstanding; and
•

his, her or its pro rata share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock in the event of liquidation.

Holders of common stock have no cumulative voting rights, redemption rights or preemptive rights to purchase or subscribe for any shares of our common stock or other securities. All of the outstanding shares of common stock are fully paid and nonassessable.  The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

We have designated 120,000 shares of our preferred stock as Series AA preferred stock for issuance pursuant to the exercise of rights under our rights plan, none of which are outstanding. For more information on the rights plan, see the discussion below. We have no current intention to issue any other shares of preferred stock.

Our board of directors has the authority, subject to any limitations prescribed by Delaware law, to issue shares of preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established, without any further vote or action by the stockholders. Any shares of our preferred stock so issued may have priority over our common stock with respect to dividend, liquidation and other rights.

Our board of directors may authorize the issuance of our preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Although the issuance of our preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.

Antitakeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and of Delaware Law.

Certain provisions of our charter documents and Delaware law could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our common stock.

Certificate of Incorporation and Bylaws.  Our certificate of incorporation provides that stockholders can take action only at a duly called annual or special meeting of the stockholders and not by written consent. At the same time, our bylaws provide that special meetings of stockholders may be called only by our chairman of the board, our chief executive officer, a majority of the total number of authorized directors or any individual holder of 25% of the outstanding shares of common stock. These provisions could delay consideration of a stockholder proposal until the next annual meeting. Our bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders.  In addition, under our bylaws newly created directorships resulting from any increase in the number of directors or any vacancies in the board resulting from death, resignation, retirement, disqualification, removal from office or other cause during a director’s term in office can be filled by the vote of the remaining directors in office, and the board is expressly authorized to amend the bylaws without stockholder consent.  These provisions may preclude a third party from removing incumbent directors and can control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Delaware Takeover Statute.  Section 203 of the Delaware General Corporation Law, or DGCL, generally prohibits a publicly-held Delaware corporation from engaging in an acquisition, asset sale or other transaction resulting in a financial benefit to any person who, together with affiliates and associates, owns, or within three years did own, 15.0% or more of a corporation’s voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person becomes an owner of 15.0% or more of the corporation’s voting stock, unless the business combination is approved in a prescribed manner. The statute could prohibit, delay, defer or prevent a change in control with respect to our company.

Antitakeover Effects of Our Rights Plan

On November 10, 2010, we executed a rights agreement in connection with the declaration by our board of directors of a dividend of one preferred stock purchase right to be paid on November 10, 2010, referred to as the "record date," for each share of our common stock issued and outstanding at the close of business on the record date. Each right entitles the registered holder to purchase one one-thousandth of a share of our Series AA Preferred Stock, $0.01 par value per share, at a price of $48.00 per one one-thousandth of a share of such Series AA Preferred Stock, subject to adjustment, including as a result of our one-for-ten reverse stock split in February 2017 (which adjustment is not reflected here). Generally, the rights will not be exercisable until a third party acquires 15% of our common stock or commences or announces its intent to commence a tender offer for at least 15% of our common stock, other than holders of "grandfathered stock" as defined in the rights agreement.

Under the rights agreement, the firm of Ingalls & Snyder, or I&S, and its managed account beneficial owners collectively will not trigger the rights as long as none of their shares are held for the purpose of acquiring control or effecting change or influence in control of us. This exclusion applies only to shares of common stock for which there is only shared dispositive power and I&S has only non-discretionary voting power.

The rights agreement could delay, deter or prevent an investor from acquiring us in a transaction that could otherwise result in our stockholders receiving a premium over the market price for their shares of common stock.  The above discussion of the rights agreement is not complete, and we urge you to read the entire rights agreement and our certificate of incorporation, as amended, to see all of the terms and conditions applicable to the Series AA Preferred Stock and the rights to acquire shares of such stock. (See item (n) under “Information Incorporated by Reference.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.

NASDAQ Capital Market Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “MOSY.”

SELLING STOCKHOLDERS

This prospectus covers an aggregate of up to 662,500 shares of our common stock that may be sold or otherwise disposed of by the selling stockholders. Such shares are issuable to the selling stockholders upon the exercise of the common stock purchase warrants we issued to the selling stockholders in a private placement transaction.

The following table1 sets forth information about each selling stockholder, including (i) the shares of our common stock beneficially owned by the selling stockholder prior to this offering, (ii) the number of shares being offered by the selling stockholder pursuant to this prospectus and (iii) the selling stockholder’s beneficial ownership after completion of this offering, assuming that all of the shares covered hereby (but none of the other shares, if any, held by the selling stockholders) are sold. The registration of the shares of common stock issuable to the selling stockholders upon the exercise of the warrants does not necessarily mean that the selling stockholders will sell all or any of such shares. The selling stockholders may sell or otherwise dispose of all, a portion or none of such shares from time to time. We do not know the number of shares, if any, that will be offered for sale or other disposition by any of the selling stockholders under this prospectus. Furthermore, the selling stockholders may have sold, transferred or disposed of the shares of common stock covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus.

The table is based on information supplied to us by the selling stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a selling stockholder and the percentage ownership of that selling stockholder, shares of common stock subject to warrants held by that selling stockholder that are exercisable as of December 31, 2017, or exercisable within 60 days after December 31, 2017, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership after this offering is based on 8,067,635 shares outstanding on December 31, 2017.

To our knowledge and except as noted below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

	Beneficial Ownership Before This Offering	Shares Underlying Warrants	Beneficial Ownership After This Offering
Selling Stockholder(1)	Number of Shares Owned	Offered Hereby(8)	Number of Shares Owned	Percentage of Outstanding Shares
Hudson Bay Master Fund Ltd	147,500	147,500	-	*
Intracoastal Capital, LLC(2)	147,500	147,500	-	*
CVI Investments, Inc. (3)	147,500	147,500	-	*
Herald Investment Trust PLC(4)	462,000	72,500	389,500	4.83%
Empery Asset Master, LTD(5)	68,105	68,105	-	*
Empery Tax Efficient, LP(6)	31,795	31,795	-	*
Empery Tax Efficient II, LP(7)	47,600	47,600	-	*

*Represents holdings of less than one percent.

(1)	This table and the information in the notes below are based upon information supplied by the selling stockholders, including reports and amendments thereto filed with the SEC on Schedule 13G.
(2)

Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC, or Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities reported herein that are held by Intracoastal.

(3)

Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc., or CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin

Kobinger, in his capacity as investment manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.

(4)

In a Form 13F filed with the SEC on November 13, 2017, Herald Investment Management Ltd reported that it had sole dispositive power and voting authority with respect to all shares. The individual with dispositive power or voting power with respect to the shares included in the table is Adrian Butterworth.

(5)

Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd, or EAM, has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(6)

Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP, or ETE, has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(7)

Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP or ETE II, has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(8)

The actual number of shares of common stock offered hereby and included in the registration statement of which this prospectus forms a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our common stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations or similar events with respect to common stock.

PLAN OF DISTRIBUTION

The selling stockholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts relating to their sales of shares to exceed what is customary in the types of transactions involved.  A manager of Intracoastal, one of the selling stockholders, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired its warrants in the ordinary course of business, and will acquire the shares issuable on exercise of those warrants in the ordinary course of business.  As of the date of this prospectus Intracoastal did not have any arrangements or understandings with any person to distribute such securities.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction..

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person.

We have agreed to use commercially reasonable efforts to keep the registration statement continuously effective at all times until (a) the warrant shares are sold under such registration statement or pursuant to Rule 144 under the Securities Act, (b) the warrant shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 under the Securities Act, and (c) the five-year anniversary of the date of the issuance of the warrants, whichever is the earliest to occur. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We are required to pay certain fees and expenses in connection with the registration of the shares of common stock issuable upon exercise of the warrant. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

LEGAL MATTERS

The validity of the issuance of shares of any securities offered hereby will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of MoSys, Inc. as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, incorporated in this prospectus by reference to the Annual Report on Form 10‑K for the year ended December 31, 2016, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to MoSys’ ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC which you can read on our website is www.mosys.com. The information available on or through our website is not part of or incorporated by reference into, this prospectus and should not be relied upon. You may read and obtain copies at prescribed rates of any document that we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1‑800‑SEC‑0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

This prospectus is part of a registration statement on Form S‑1 that we filed with the SEC, of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock offered hereby. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities being offered hereby. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to the filings. You should review the complete document to evaluate these statements.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus.

We incorporate by reference the documents listed below, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules:

(a)	our Annual Report on Form 10‑K for the fiscal year ended December 31, 2016, filed with the SEC on March 30, 2017;

(b)	our Current Report on Form 8‑K filed with the SEC on February 14, 2017;
(c)	our Current Report on Form 8‑K filed with the SEC on March 7, 2017;
(d)	our Current Report on Form 8‑K filed with the SEC on April 12, 2017;
(e)	our Quarterly Report on Form 10‑Q for the three months ended March 31, 2017, filed with the SEC on May 12, 2017;
(f)	our Current Report on Form 8‑K filed with the SEC on June 30, 2017;
(g)	our Quarterly Report on Form 10‑Q for the three and six months ended June 30, 2017, filed with the SEC on August 10, 2017;
(h)	our Current Report on Form 8‑K filed with the SEC on October 2, 2017;
(i)	our Current Report on Form 8‑K filed with the SEC on October 10, 2017;
(j)	our Current Report on Form 8‑K filed with the SEC on October 23, 2017;
(k)	our Quarterly Report on Form 10‑Q for the three and nine months ended September 30, 2017, filed with the SEC on November 14, 2017;
(l)	our definitive proxy statement on Schedule 14A filed with the SEC on November 27, 2017;
(m)	our Current Report on Form 8‑K filed with the SEC on December 22, 2017; and
(n)

the description of our capital stock set forth in our Registration Statement on Form 8‑A, filed with the SEC on June 26, 2001, as amended by Amendment No. 2 to Registration Statement on Form 8‑A/A, filed with the SEC on November 12, 2010, Amendment No. 3 on Form 8‑A/A, filed on July 27, 2011, and Amendment No. 4 on Form 8‑A/A, filed on May 24, 2012

We also incorporate by reference any future filings, other than current reports furnished under Item 2.02 or Item 7.01 of Form 8‑K and exhibits filed on such form that are related to such items, made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act filed after the effective date of the registration statement, of which this prospectus is a part, in each case, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules, until the termination of the offering of the securities under the registration statement of which this prospectus forms a part. Information in such future filings updates and supplements the information provided in this prospectus.

We will provide without charge to each person, including any beneficial owners, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all reports or documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those reports or documents unless they are specifically incorporated by reference into those documents. You may request a copy of these documents by writing or telephoning us at the following address.

MoSys, Inc.

2309 Bering Drive

San Jose, CA 95131

(408) 418‑7500

Attention: Chief Financial Officer

In addition, you may obtain a copy of these filings from the SEC as described above in the section entitled “Where You Can Find More Information.”

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the offering of the securities being registered.

SEC registration fee	$188
Accounting fees and expenses	$2,500
Legal fees and expenses	$15,000
Printing and miscellaneous expenses	$500
Total	$18,188

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the DGCL, our bylaws provide that we shall indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by law. The bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his or her actions in that capacity if he or she is serving at our request. We have obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.

We have entered into agreements with our directors that, among other things, indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us or in our right, arising out of the person’s services as a director or officer of ours or any other company or enterprise to which the person provides services at our request.

Item 15. Recent Sales of Unregistered Securities

On July 6, 2017, we sold warrants to purchase an aggregate of 662,500 shares of our common stock to purchasers of shares of our common stock in a concurrent public offering of registered on Form S‑3. The warrants and the shares of our common stock issuable upon the exercise of the warrants were not registered under the Securities Act, pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

On August 23, 2016, we accepted for cancellation exchanged options to purchase an aggregate of 4,569,959 shares of common stock and issued from the Amended and Restated 2010 Equity Incentive Plan replacement options covering 3,340,273 shares of common stock.  The exchange was effected pursuant to the exemption from registration provided under Section 3(a)(9) of the Securities Act of 1933, as amended.  The option exchange resulted in a net reduction in the number of shares underlying our outstanding derivative equity securities of 1,229,686.

On March 14, 2016, we entered into a 10% Senior Secured Convertible Note Purchase Agreement with the purchaser of $8,000,000 principal amount of 10% Senior Secured Convertible Notes due August 15, 2018, at par, in a private placement transaction effected pursuant to an exemption from the registration requirements under the Securities Act of 1933 pursuant to Section 4(a)(2) thereof.

Item 16.

Reference is hereby made to the attached Exhibit Index, which is incorporated herein by reference.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S‑1,  Form S‑3,  Form SF‑3 or Form F‑3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424  for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. For liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
3.1(1)	Restated Certificate of Incorporation of the Registrant

3.1.1(1A)	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant

3.2(2)	Amended and Restated Bylaws of the Registrant

4.1(3)	Specimen Common Stock Certificate

4.4(4)	Rights Agreement, dated November 10, 2010, by and between Registrant and Wells Fargo Bank, N.A., as Rights Agent

4.4.1(4)	Form of Right Certificate

4.4.2(4)	Summary of Rights to Purchase Shares

4.4.3(5)	Amendment No. 1 to Rights Agreement, dated July 22, 2011, by and between Registrant and Wells Fargo Bank, N.A. as Rights Agent

4.4.4(6)	Amendment No. 2 to Rights Agreement, dated May 18, 2012, by and between Registrant and Wells Fargo Bank, N.A. as Rights Agent

4.5(7)	Form of Common Stock Purchase Warrant

5.1**	Opinion of Pillsbury Winthrop Shaw Pittman LLP

10.1(3)	Form of Indemnity Agreement between Registrant and each of its directors and executive officers

10.2(8)	Placement Agency Agreement

10.3(9)*	2000 Stock Option Plan and form of Option Agreement thereunder

10.3.1(10)*	Amended and Restated 2000 Stock Option and Equity Incentive Plan

10.4(11)*	Form of Stock Option Agreement pursuant to Amended and Restated 2000 Stock Option and Equity Incentive Plan

10.5(12)*	Form of New Employee Inducement Grant Stock Option Agreement

10.6(13)*	Employment offer letter agreement and Mutual Agreement to Arbitrate between Registrant and Leonard Perham dated as of November 8, 2007

10.7(14)	Form of Securities Purchase Agreement

10.8(15)*	Employment offer letter agreement between Registrant and James Sullivan dated December 21, 2007

10.9(16)*	Change-in-control Agreement between Registrant and James Sullivan dated January 18, 2008

10.10(17)*	Amended and Restated 2010 Equity Incentive Plan

10.11(18)*	Form of Option Agreement for Stock Option Grant pursuant to 2010 Equity Incentive Plan

10.12(19)*	2010 Employee Stock Purchase Plan

10.13	Reserved

10.14(20)*	Form of Notice of Restricted Stock Unit Award and Agreement

10.15(21)	Lease Termination Agreement with M West Propco XII LLC dated October 3, 2017

10.16(22)	Sublease Agreement with Cyren, Inc. dated October 3, 2017

10.17	Reserved

10.18	Reserved

10.19(23)*	Form of New Employee Inducement Grant Stock Option Agreement (revised February 2012)

10.20(24)*	Stock Option Agreement between Registrant and Leonard Perham dated as of November 1, 2011

10.21	Reserved

10.22(25)	Form of Indemnification Agreement used from June 5, 2012

10.23	Reserved

10.24(26)*	Form of Notice of Grant of Restricted Stock Unit Award and Agreement under the Amended and Restated 2010 Equity Incentive Plan

10.25(27)*	Employment Offer Letter Agreement between Registrant and John Monson dated February 21, 2012

10.26(28)	10% Senior Secured Convertible Note Purchase Agreement

10.27(29)	Security Agreement

10.28(30)	10% Senior Secured Convertible Note due August 15, 2018

10.29	Reserved

10.30(31)*	Executive Change-in-Control and Severance Policy

21.1**	List of Subsidiaries

23.1**	Consent of Independent Registered Public Accounting Firm – BPM LLP

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)

24	Power of Attorney (filed as part of signature page to Registration Statement)

101

The following financial information from MoSys, Inc.’s Quarterly Report on Form 10‑Q for the period ended September 30, 2017, filed with the SEC on November 14, 2017, formatted in Extensible Business Reporting Language (XBRL): (i) the Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and nine months ended September 30, 2017 and 2016, (ii) the Condensed Consolidated Balance Sheets as of September 30, 2017 and December 31, 2016, (iii) the Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2017 and 2016, and (iv) Notes to Condensed Consolidated Financial Statements.

*	Management contract, compensatory plan or arrangement.
**	Filed herewith.
(1)	Incorporated by reference to Exhibit 3.6 to Form 8‑K filed by the Company on November 12, 2010 (Commission File No. 000‑32929).
(1A)	Incorporated by reference to Exhibit 3.1 to Form 8‑K filed by the Company on February 14, 2017 (Commission File No. 000‑32929).
(2)	Incorporated by reference to Exhibit 3.4 to Form 8‑K filed by the Company on October 29, 2008 (Commission File No. 000‑32929).
(3)

Incorporated by reference to the same-numbered exhibit to the Registration Statement on Form S‑1, as amended, originally filed by the Registrant with the SEC on August 4, 2000, declared effective June27, 2001 (Commission File No. 333‑43122).

(4)	Incorporated by reference to the same-numbered exhibit to Form 8‑K by the Registrant on November 12, 2010 (Commission File No. 000‑32929).
(5)	Incorporated by reference to Exhibit 4.2.3 to the Current Report on Form 8‑K, filed by the Registrant on July 27, 2011 (Commission File No. 000‑32929).
(6)	Incorporated by reference to Exhibit 4.2.4 to the Current Report on Form 8‑K, filed by the Registrant on May 24, 2012 (Commission File No. 000‑32929).
(7)	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8‑K, filed by the Registrant on June 30, 2017 (Commission File No. 000‑32929).
(8)	Incorporated by reference to the same-numbered exhibit to Form 8‑K by the Registrant on June 30, 2017 (Commission File No. 000‑32929).
(9)

Incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S‑1, as amended, originally filed August 4, 2000, declared effective June 17, 2001 (Commission File No. 333‑43122).

(10)	Incorporated by reference to Appendix B to the Company’s proxy statement on Schedule 14A filed by the Company on October 7, 2004 (Commission File No. 000‑32929).
(11)	Incorporated by reference to Exhibit 10.15 to Form 10‑Q filed by the Company on August 9, 2005 (Commission File No. 000‑32929).
(12)	Incorporated by reference to Exhibit 10.25 to Form 10‑K filed by the Company on March 17, 2008 (Commission File No. 000‑32929).
(13)	Incorporated by reference to Exhibit 10.24 to Form 10‑K filed by the Company on March 17, 2008 (Commission File No. 000‑32929).
(14)	Incorporated by reference to the Exhibit 10.1 to Form 8‑K by the Registrant on June 30, 2017 (Commission File No. 000‑32929).
(15)	Incorporated by reference to Exhibit 10.26 to Form 10‑K filed by the Company on March 17, 2008 (Commission File No. 000‑32929).
(16)	Incorporated by reference to Exhibit 10.27 to Form 10‑K filed by the Company on March 17, 2008 (Commission File No. 000‑32929).
(17)	Incorporated by reference to Exhibit 4.8 to From S‑8 filed by the Company on August 8, 2014 (Commission File No. 000‑197989).
(18)	Incorporated by reference to Exhibit 4.10 to Form S‑8 filed by the Company on July 28, 2010 (Commission File No. 333‑168358).
(19)	Incorporated by reference to Appendix B to the proxy statement on Schedule 14A filed by the Company on May 26, 2010 (Commission File No. 000‑32929).
(20)	Incorporated by reference to Exhibit 4.8 to Form S‑8 filed by the Company on June 5, 2009 (Commission File No. 333‑159753).

(21)	Incorporated by reference to Exhibit 99.1 to Form 10-Q filed by the Company on November 14, 2017 (Commission File No. 000‑32929).
(22)	Incorporated by reference to Exhibit 99.2 to Form 10-Q filed by the Company on November 14, 2017 (Commission File No. 000‑32929).
(23)	Incorporated by reference to Exhibit 10.19 to Form 10‑K filed by the Company on March 15, 2012 (Commission File No. 000‑32929).
(24)	Incorporated by reference to Exhibit 10.20 to Form 10‑Q filed by the Company on May 9, 2012 (Commission File No. 000‑32929).
(25)	Incorporated by reference to Exhibit 10.22 to Form 10‑Q filed by the Company on August 9, 2012 (Commission File No. 000‑32929).
(26)	Incorporated by reference to Exhibit 10.24 to Form 10‑K filed by the Company on March 14, 2014 (Commission File No. 000‑32929).
(27)	Incorporated by reference to Exhibit 10.25 to Form 10‑K filed by the Company on March 14, 2014 (Commission File No. 000‑32929).
(28)	Incorporated by reference to Exhibit 10.1 to Form 8‑K filed by the Company on March 15, 2016 (Commission File No. 000‑32929).
(29)	Incorporated by reference to Exhibit 10.2 to Form 8‑K filed by the Company on March 15, 2016 (Commission File No. 000‑32929).
(30)	Incorporated by reference to Exhibit 10.3 to Form 8‑K filed by the Company on March 15, 2016 (Commission File No. 000‑32929 (Commission File No. 333‑159753).
(31)	Incorporated by reference to Exhibit 99(D)(7) to Schedule TO filed by the Company on July 26, 2016 (Commission File No. 005‑78033), as amended).

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on January 4, 2018.

MOSYS, INC

By:	/s/ Leonard Perham
Leonard Perham
Chief Executive Officer, President and Director (principal executive officer)

By:	/s/ James W. Sullivan
James W. Sullivan
Vice President and Chief Financial Officer (principal financial officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Leonard Perham and James W. Sullivan, and each one of them, acting individually and without the other, as his or her attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Leonard Perham	Chief Executive Officer, President and Director (principal executive officer)	January 4, 2018
Leonard Perham

/s/ James W. Sullivan	Vice President and Chief Financial Officer (principal financial officer)	January 4, 2018
James W. Sullivan

/s/ Stephen L. Domenik	Director	January 4, 2018
Stephen L. Domenik

/s/ Daniel Lewis	Director	January 4, 2018
Daniel Lewis

/s/ Daniel O’Neil	Director	January 4, 2018
Daniel O’Neil